Exhibit 10.4

TERM PROMISSORY NOTE

U.S.$1,500,000.00	Dated: July 15, 2005

FOR VALUE RECEIVED, the undersigned, ACT TELECONFERENCING, INC., a Colorado corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of DOLPHIN DIRECT EQUITY PARTNERS, LP, a Delaware limited partnership (the “Lender”) and its registered assigns the principal sum of U.S.$1,500,000.00. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Loan Agreement, as defined below.

The Borrower promises to pay interest on the unpaid principal amount of the Term Loan made to the Borrower from the date of the Term Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Loan Agreement.

Both principal and interest are payable in lawful money of the United States of America to Dolphin Direct Equity Partners c/o Dolphin Asset Management Corp., 129 East 17th Street, New York, NY 10003 (or such other office or offices of the Lender as may be designated in writing from time to time by the Lender to the Borrower), in same day funds. The Term Loan made by the Lender to the Borrower pursuant to the Loan Agreement, and all payments made on account of the principal amount thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Term Promissory Note, provided that the failure to so record any such Term Loan or any payment on account thereof shall not affect the payment obligations of the Borrower hereunder or under the Loan Agreement.

This Term Promissory Note is the promissory note referred to in, and is entitled to the benefits of, the Loan Agreement, dated as of July 15, 2005 (as amended, restated, modified or supplemented from time to time, the “Loan Agreement”), between the Borrower and the Lender. The Loan Agreement, among other things, (a) provides for the making of Term Loan by the Lender to the Borrower, the indebtedness of the Borrower resulting from the Term Loan being evidenced by this Term Promissory Note, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Term Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York. The Borrower (i) irrevocably submits to the non-exclusive jurisdiction of any New York State court or Federal court sitting in New York City in any action arising out of this Term Promissory Note, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

ACT TELECONFERENCING, INC.

By:
Name:	Edward J. Bernica
Title:	Chief Financial Officer

TERM LOAN, MATURITY AND PAYMENTS OF PRINCIPAL

Date	Amount of Term Loan	Maturity of Term Loan	Principal Paid or Prepaid	Amount of Unpaid Principal Balance	Notation Made By